Oxford Media, Inc. Provides Shareholder Update

IRVINE, CA--(BUSINESS WIRE)—March 5, 2007; Oxford Media, Inc., a next generation media distribution company specializing in scalable, turnkey hybrid digital Video On Demand (VOD) entertainment systems, High Speed Internet Access (HSIA) and WiMAX triple play solutions for the hospitality industry, provides the following update from Lewis Jaffe, the Company's president and chief executive officer, to its shareholders:

To Our Shareholders:

I am writing to you as the chief executive officer of Oxford Media, Inc. with an update on Oxford’s progress since my last letter of November, 2006. The Company has experienced significant changes on many fronts since my last correspondence. We have sold our CBC business unit, we have had made some changes at the senior management and Board level of Oxford, and we have refocused our sales strategy by leveraging revenue per room through new and exciting content.

As you know, we completed the acquisition of SVI Hotel Corporation in September, 2006 and have been focused on the integration of the two companies. OxfordSVI has become the dominant player in our niche of the hospitality middle market, which is comprised mostly of limited service hotels with room counts ranging from 70-300 per property. Upon the completion of the already announced merger of Lodgenet and OnCommand, we will become the 2nd largest VOD (Video On Demand) provider in the hospitality industry, providing services to over 2,400 hotel properties. In addition to our VOD technology, we also provide High Speed Internet Access (HSIA), Free to Guest programming and Video Security services to our client properties.

Over the last few months we have experienced a softening of sales for our eMOD digital VOD system as well as a reduction of content rentals. The Company has taken steps to remedy both of these factors. We hired a new VP of sales in December who has implemented numerous new sales programs and initiatives over the last several months. These initiatives have created many new opportunities and increased our sales pipeline significantly. In February we saw the initial results of these efforts and I will list some of those successes later in this update.

To offset the decline in our in-room movie rentals, we have increased our pricing model for movies by a $1.00 per movie rental increase. We rent, on average, in excess of 80,000 movies per month, which should result in an additional $1,000,000 in gross revenue. In addition, the new releases from Hollywood were much better in February of 2007, with the launch of titles like, “James Bond Casino Royale” and “The Departed”. The Company believes that March should also improve with newly released titles such as “Blood Diamond” and “Dreamgirls”.

The Company is continuing its integration plan by centralizing even more of our operations to our Peoria facility. We will keep a small office in California where the engineering, west coast sales, and I will reside while sending the balance of customer care and financial teams to Peoria. The net results of these changes will be reduced operating costs of over $1,000,000 per annum.

Due to the combination of lower movie rentals, a poor 4th quarter for CBC, and slower than expected sales of new e-MOD systems, the Company is experiencing lower than expected earnings, further resulting in a cash flow short fall. With the changes to our operations detailed above we now believe we are back on track towards positive EBITDA. However, that will not occur in Q1 ‘ 07, as previously projected. While the Company has not received any notice of default from any of Senior Lenders, the Company is out of compliance with certain covenants owed to our Senior Lenders. As of the writing of this letter, however, the Senior Lenders have infused additional capital into the Company through the exercise of warrants (please see the prospectus supplement filed on EDGAR 2/26/2007), and they have been working very closely with the Company to resolve any covenant breaches, including the possible equitization of all interest that is currently due or will become due in 2007.

In conjunction with our acquisition of SVI, the Company issued a series of promissory notes in favor of the sellers of SVI. Certain interest payments are due on some of these notes. The Company has not yet made these payments due to certain offsets to which the Company believes it is entitled; offsets that we believe significantly exceed the amounts currently due and could even approach the total amount of the notes in question. The holders of these notes have issued us a written notice of our failure to make payment. While we believe our position on the offsets is sound, we would rather not allow the failure to make payment reach the point of a potential default under these notes. As such, we will make every effort to reach a workable solution with the sellers of SVI.

The Company believes the changes in our business, combined with the demand for High Definition Systems in hotels throughout the United States coupled with the merger of our two biggest competitors; put OxfordSVI on track to have a good year both in revenues and earnings. We expect to have our Form 10K timely filed in early April, and our Form 10Q for the first quarter of 2007 timely filed in mid May. We plan to host a conference call after we file the 10K.

There are a number of initiatives that we are currently working on, some of which are listed below, and each of which should benefit the Company in the coming months. Some highlights are;

•
The Company signed a Letter of Understanding with InnVue of Canada for the purchase of 20 standard 8-channel eMOD systems. The total contract value is approximately $450,000. Revenue for this contract will be recognized in the first and second quarters. This customer represents our first customer who is purchasing our technology and putting their own content on the system.

•
We completed an upgrade of HSIA systems at 14 InnKeeper’s properties totaling $254,722 in the first quarter and completed an upgrade of guest HSIA service to 5 properties managed by McKibbon totaling $104,803 in the first quarter.

•
We signed a 3-year sales agreement with Diamondback Cooperative Holdings, Inc., an industry consultant which has an exclusive sales agreement with Select One Hospitality. Select One is a new management/owner group which is projected to grow to 300 hotels in 2-3 years. OxfordSVI will be the sole VOD provider to SelectOne. We expect the first 2 deals to close in March.

•
Our sales efforts from November/December initiatives are starting to close. We dropped a 12,000-piece direct mailing on 2/26/07 which we expect will generate 100-200 VOD leads based on previous mailings.

Each of these initiatives should result in positive returns for Oxford and its shareholders. I am appreciative of our greatest asset, our team, which is comprised of employees and lender group. Together we are all focused on our drive to profitability and everyone is doing their part in turning this goal into results, Given our current restructuring and strategic initiatives, some of which are illustrated above, we believe we are back on track and expect to see positive results in the coming months.

Thank you for your patience and support,

Respectfully submitted,
Lewis Jaffe CEO
Oxford Media Inc